EXHIBIT 99
                         NATIONAL FUEL GAS COMPANY
                      CONSOLIDATED STATEMENT OF INCOME
                                (UNAUDITED)


                                                    Twelve Months Ended
                                                       December 31,
                                                    -------------------
                                                    1995           1994
                                                   (Thousands of Dollars)
INCOME
Operating Revenues                               $1,012,491     $1,110,529
                                                 ----------     ----------

Operating Expenses
   Purchased Gas                                    380,645        456,935
   Operation Expense                                266,609        263,706
   Maintenance                                       25,851         31,455
   Property, Franchise and Other Taxes               92,673        101,574
   Depreciation, Depletion and Amortization          75,046         75,208
   Income Taxes - Net                                44,212         51,205
                                                 ----------     ----------
                                                    885,036        980,083
                                                 ----------     ----------

Operating Income                                    127,455        130,446
Other Income                                          5,477          3,460
                                                 -----------    ----------
Income Before Interest Charges                      132,932        133,906
                                                 ----------     ----------

Interest Charges
   Interest on Long-Term Debt                        40,810         38,188
   Other Interest                                    14,407         10,512
                                                 ----------     ----------
                                                     55,217         48,700
                                                 ----------     ----------

Income Before Cumulative Effect                      77,715         85,206
Cumulative Effect of Change
 in Accounting                                            -           (589)
                                                 ----------     ----------

Net Income Available for Common Stock            $   77,715     $   84,617
                                                 ==========     ==========

Earnings Per Common Share
Income Before Cumulative Effect                       $2.08          $2.30
Cumulative Effect of Change
 in Accounting                                            -           (.02)
                                                      -----          -----

Net Income Available for Common Stock                 $2.08          $2.28
                                                      =====          =====

Weighted Average Common Shares Outstanding       37,425,797     37,190,689
                                                 ==========     ==========